Exhibit 5.1

David G. Peinsipp
T: +1 415-693-2177
dpeinsipp@cooley.com

April 13, 2022

Root, Inc.
80 E. Rich Street, Suite 500
Columbus, OH 43215
Re:    Registration on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Root, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 21,460,651 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), consisting of (i) 18,932,029 shares of Class A Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and (ii) 2,528,622 shares of Class A Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (together with the 2020 Plan, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) such other records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than by the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
COOLEY LLP 3 EMBARCADERO CTR, 20TH FLOOR SAN FRANCISCO, CALIFORNIA 94111
T: (415) 693-2000 F: (415) 693-2222 COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By: /s/ David G. Peinsipp
    David G. Peinsipp
COOLEY LLP 3 EMBARCADERO CTR, 20TH FLOOR SAN FRANCISCO, CALIFORNIA 94111
T: (415) 693-2000 F: (415) 693-2222 COOLEY.COM